Exhibit 99.1

Orthofix International Announces

1st Quarter 2012 Results

Net Sales were $143.1 million, up 3%; Strategic product sales grew 5% constant currency; GAAP Earnings were $0.63 per diluted share; Adjusted Earnings were $0.69 per diluted share, up 17%

Lewisville, TX, April 26, 2012 — Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced its results for the first quarter ended March 31, 2012. Net sales of $143.1 million represent an increase of 3% over the first quarter last year. Strategic product sales, which exclude trailing revenues from the divested vascular business, grew 4% on a reported basis and 5% on a constant currency basis. Net income was $12 million, or $0.63 per diluted share compared to a loss of $2.00 in the prior year. Adjusted net income was $13.2 million, or $0.69 per diluted share compared to $0.59 in the prior year, increasing 17% from the first quarter of the prior year.

Robert Vaters, President and Chief Executive Officer, commented, “I am very pleased with the performance during the quarter, especially the Company’s return to investing in R&D while still maintaining double-digit earnings growth. With the signing of the agreement to sell the Sports Medicine business, we believe our strengthened balance sheet and narrowed focus on our value proposition in the Spine and Orthopedic businesses will provide a better platform to continue to create value for our shareholders.”

Sales Performance

Net sales were $143.1 million in the first quarter of 2012, up 3% from $139.2 million in the first quarter of the prior year.  Foreign currency negatively impacted the first quarter net sales by approximately $1.3 million.  Revenues from our strategic products were up 4% on a reported basis and 5% on a constant currency basis when compared to the prior year.

External net sales by market sector

	Three Months Ended March 31,
				Constant
			Reported	Currency
(USD in millions)	2012	2011	Growth	Growth

Spine products
Spine Repair Implants and Regenerative Biologics	$35.8	$34.0	5%	5%
Spine Regenerative Stimulation	39.3	38.6	2%	2%
Total Spine products	75.0	72.6	3%	3%

Orthopedics products	41.0	40.5	1%	4%

Sports Medicine products	27.1	24.7	10%	10%

Total Strategic products	143.1	137.8	4%	5%

Divested products	—	1.4	-100%	-100%

Total net sales	$143.1	$139.2	3%	4%

Note: Some calculations may be impacted by rounding. The Divested products line above includes sales from the divested vascular business of $1.4 million in the 1st quarter of 2011.

First quarter sales performance in our Spine market sector included a 5% increase in repair implants and regenerative biologics revenue.  The year-over-year increase was primarily a result of increased adoption of Trinity® Evolution™ in spine applications.  The regenerative stimulation products used in spine applications increased 2%, when compared to the prior year, highlighting the business’ return to growth. As a result, first quarter net sales in the Company’s total Spine market sector were up 3% to $75.0 million.

First quarter net sales in the Company’s Orthopedics market sector were $41.0 million which reflects a 1% increase, (4% on a constant currency basis) compared to the prior year.  This increase was driven by both internal and external fixation product offerings in international markets. Sales growth during the quarter was also contributed to by the Galaxy Fixation System that was launched in international markets and the Ankle Compression Nailing and Lapidus Plating Systems that were launched in the U.S.

First quarter net sales in the Company’s Sports Medicine market sector were $27.1 million, which reflects a 10% increase compared to the prior year.  The increase in the first quarter of 2012 was due to increased volumes and favorable pricing due to the billing capability acquired in February 2011. This billing capability provided an inorganic contribution of $1.4 million during the first quarter of 2012, compared to $0.5 million during the first quarter of 2011.

Earnings Performance

Reported net income for the first quarter of 2012 was $12 million and net income per diluted share was $0.63. Excluding certain items summarized in the table below, adjusted net income in the first quarter of 2012 was $13.2 million, or $0.69 per diluted share, increasing 17% from the first quarter of the prior year.

The following table reconciles reported net income and net income per diluted share to adjusted net income and adjusted net income per diluted share for each of the quarters ended March 31, 2012 and 2011:

First Quarter Adjusted Net Income and Adjusted Net Income per Diluted Share

	Q1 2012		Q1 2011		% Change
	($000’s)	EPS	($000’s)	EPS	($000’s)	EPS

Reported GAAP net income and net income per diluted share	$12,016	$0.63	$(35,801)	$(2.00)	-134%	-131%

Specified Items:

Strategic Investment	630		—
Certain transaction expenses	183		—
Charges related to U.S.Government resolutions	—		46,000
Foreign exchange loss	365		588
Adjusted net income and adjusted net income per diluted share	$13,194	$0.69	$10,787	$0.59	22%	17%

Shares used to calculate EPS (in thousands)		19,116		17,937
Shares used to calculate EPS for Adjusted net income (in thousands)		19,116		18,148

Note:  Some calculations may be impacted by rounding.   Please refer to the Non-GAAP Performance Measure section at the end of this press release for more information about the specified items listed above.

The following table reconciles operating income to adjusted operating income for each of the quarters ended March 31, 2012 and 2011:

First Quarter Adjusted Operating Income

	Q1 2012		Q1 2011
	($000’s)	% of Sales	($000’s)	% of Sales

Reported GAAP operating income	$22,044	15.4%	$(26,061)	-18.7%

Specified Items:

Strategic Investment	1,000		—
Certain transaction expenses	290
Charges related to U.S. Government resolutions	—		46,000
Adjusted operating income	$23,334	16.3%	$19,939	14.3%

Note:  Some calculations may be impacted by rounding.  Please refer to the Non-GAAP Performance measure section at the end of this press release for more information about the specified items listed above.

After adjusting for the $1 million R&D investment in the Musculoskeletal Transplant Foundation (MTF) along with the transaction expenses incurred in connection with the Sports Medicine divesture, the first quarter 2012 adjusted operating margin increased 200 basis points to 16.3% over the same period of the prior year.  This increase was primarily the result of improvements in gross margin along with lower legal expenses offset by an investment in R&D activities.

The first quarter reported and adjusted results for 2012 included approximately $1.8 million ($1.1 million, net of tax) or $0.06 per diluted share of litigation and settlement costs for certain product liability matters related to our Sports Medicine Business Unit. In addition, the first quarter for 2012 included approximately $0.7 million ($0.4 million, net of tax) or $0.02 per diluted share of legal expenses associated with the Department of Justice (DOJ) investigation of our bone growth stimulation business and the Company’s Foreign Corrupt Practices Act (FCPA) matter at the Company’s former distribution subsidiary in Mexico.  The first quarter reported and adjusted results for the prior year included $5 million ($3.3 million net of tax) or $0.18 per diluted share of legal expenses associated with the DOJ and FCPA matters mentioned above.

2012 Outlook Update

Based upon the signing of the definitive agreement to sell the Sports Medicine business unit the Company will apply discontinued operations accounting and corresponding financial statement presentation for all periods reported beginning in the second quarter of 2012.

As a result, the Company expects net sales from continuing operations to be between $487 million to $497 million for the full year 2012 or a 4% to 6% increase over the corresponding net sales from continuing operations in 2011.  The Company expects GAAP earnings per share from continuing operations to be approximately $2.73 to $2.83 per diluted share, and adjusted earnings per share from continuing operations to be approximately $2.95 to $3.05 per diluted share.

The following tables update the 2012 full year guidance for the new reporting format from continuing operations, which includes only the changes associated with the signing of the definitive agreement to sell the Sports Medicine business.

Net Sales from Continuing Operations- Full Year 2012

Previous Guidance Range	$595	—	$605

Discontinued Operations - Sports Medicine GBU		$(108)

Revised Guidance Range	$487	—	$497

Reported and Adjusted EPS from Continuing Operations - Full Year 2012

Reported GAAP EPS from Continuing Operations Range	$2.73	—	$2.83

Specified Items:

Strategic Investment		$0.10
Accelerated write down of debt issuance costs		$0.03
Certain transaction expenses		$0.07
Foreign exchange loss		$0.02

Adjusted EPS from Continuing Operations Range	$2.95	—	$3.05

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the first quarter of 2012.  Interested parties may access the conference call by dialing (888) 267-2845 in the U.S. and (973) 413-6102 outside the U.S., and entering the conference ID 38220.  A replay of the call will be available for two weeks by dialing (800) 332-6854 in the U.S. and (973) 528-0005 outside the U.S., and entering the conference ID 38220. A webcast of the conference call may be accessed by going to the Company’s website at www.orthofix.com, clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative solutions to the spine and orthopedic markets. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies.  In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

Forward-Looking Statements:

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of our products, including recently launched products, unanticipated expenditures, the resolution of pending litigation matters (including the government investigation and False Claims Act matters relating to our bone growth stimulation and spinal implant businesses, and the possible violations of the FCPA by our former Mexican orthopedic distribution entity, as well as certain product liability claims against our Sports Medicine business unit), changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K, quarterly reports on Form 10-Q, and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC). Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release (which contains information current as of the date hereof, whether as a result of new information, future events or circumstances, or otherwise.

The Company cannot predict the timing or outcome of ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), that could materially impact our financial position and/or liquidity.

—Financial tables follow—

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended March 31,
	2012	2011

Net sales	$143,141	$139,165
Cost of sales	32,882	33,361
Gross profit	110,259	105,804

Operating expenses
Sales and marketing	58,280	55,598
General and administrative	20,943	22,960
Research and development	7,745	6,052
Amortization of intangible assets	1,247	1,255
Charges related to U.S. Government resolutions	—	46,000
	88,215	131,865

Operating income (loss)	22,044	(26,061)

Other income and expense
Interest expense, net	(2,225)	(2,416)
Other expense, net	(746)	(1,073)

Income (loss) before income taxes	19,073	(29,550)
Income tax expense	(7,057)	(6,251)
Net income (loss)	$12,016	$(35,801)

Net income (loss) per common share - basic	$0.64	$(2.00)

Net income (loss) per common share - diluted	$0.63	$(2.00)

Weighted average number of common shares outstanding - basic	18,675,694	17,937,280

Weighted average number of common shares outstanding - diluted	19,116,195	17,937,280

Comprehensive Income (Loss)	$14,726	$(32,711)

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, U.S. Dollars, in thousands)

	March 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$47,053	$33,207
Restricted cash	79,371	47,105
Trade accounts receivable, net	156,495	146,538
Inventories, net	90,939	91,247
Deferred income taxes	19,028	16,867
Escrow receivable	—	41,537
Prepaid expenses and other current assets	21,889	28,089
Total current assets	414,775	404,590

Property, plant and equipment, net	53,634	52,124
Patents and other intangible assets, net	36,399	37,515
Goodwill	180,435	179,373
Deferred income taxes	9,958	9,662
Other long-term assets	12,385	12,287
Total assets	$707,586	$695,551

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings	$1,423	$1,318
Current portion of long-term debt	20,000	17,500
Trade accounts payable	17,401	20,105
Accrued charges related to U.S. Government resolutions	82,500	82,500
Other current liabilities	50,173	53,989
Total current liabilities	171,497	175,412

Long-term debt	184,945	191,195
Deferred income taxes	9,521	9,777
Other long-term liabilities	3,215	3,996
Total liabilities	369,178	380,380

Shareholders’ equity:
Common shares	1,873	1,846
Additional paid-in capital	222,794	214,310
Retained earnings	109,270	97,254
Accumulated other comprehensive income	4,471	1,761
Total shareholders’ equity	338,408	315,171

Total liabilities and shareholders’ equity	$707,586	$695,551

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, U.S. Dollars, in thousands)

	Three Months Ended March 31,
	2012	2011

Cash flows from operating activities:
Net income (loss)	$12,016	$(35,801)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,667	5,339
Other non-cash adjustments	2,140	4,327
Change in operating assets and liabilities:
Escrow receivable	41,537	—
Charges related to U.S. Government resolutions	—	46,000
Changes in working capital	(12,394)	(1,086)
Net cash provided by operating activities	48,966	18,779

Cash flows from investing activities:
Capital expenditures	(6,523)	(5,653)
Payment made in connection with acquisition	—	(5,250)
Net cash used in investing activities	(6,523)	(10,903)

Cash flows from financing activities:
Net proceeds from issuance of common shares	6,641	7,326
Repayments of long-term debt	(3,750)	(1,250)
Proceeds from (repayment of) bank borrowings, net	69	(1,886)
Change in restricted cash	(32,271)	(2,442)
Cash payment for purchase of minority interest in subsidiary	—	(517)
Tax benefit on non-qualified stock options	390	585
Net cash used in (provided by) financing activities	(28,921)	1,816

Effect of exchange rate changes on cash	324	134

Net increase in cash and cash equivalents	13,846	9,826
Cash and cash equivalents at the beginning of period	33,207	13,561
Cash and cash equivalents at the end of period	47,053	$23,387

Non-GAAP Performance Measures

The tables in this press release present reconciliations of net sales, net (loss) income and net (loss) income per diluted share, operating income and effective tax rate calculated in accordance with generally accepted accounting principles (GAAP) to non-GAAP performance measures, referred to as “Adjusted Constant Currency Net Sales”, “Adjusted Net Income and Adjusted Net Income per Diluted Share” “Adjusted EPS from Continuing Operations” and “Adjusted Operating Income” that exclude the items specified in the tables.  The Regulation G Supplemental Information Schedule attached to this release includes additional reconciliations between GAAP measures and non-GAAP measures referred to as “Adjusted Consolidated EBITDA”.  Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the tables below that are excluded from GAAP net sales and GAAP net (loss) income and net (loss) income per diluted share, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliations of Non-GAAP Performance Measures

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciling Items

Note:  The reconciling items were tax effected in the current period at the prevailing rate within the respective jurisdictions.

•                  Strategic investment — costs related to the Company’s strategic investment with MTF in the development and commercialization of the next generation cell -based bone growth technologyTM.

•                  Certain transaction expenses — legal costs related to the Company’s sale of its Sports Medicine business

•                  Charges related to U.S. Government resolutions — charges, certain legal expenses, and respective tax benefits associated with: finalizing definitive agreements to resolve the U.S. Government investigation of the Company’s bone growth stimulation business, including resolution of a related civil matter; and reaching an agreement in principle with the DOJ to settle violations of the FCPA matter at the Company’s former orthopedic distribution entity in Mexico, including charges related to a potential civil resolution.

•                  Foreign exchange loss (income) — due to translation adjustments resulting from the weakening or strengthening of the U.S. Dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and third party trade accounts receivables and payables that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

Adjusted Operating Income Reconciling Items

•                  Strategic investment — costs related to the Company’s strategic investment with MTF in the development and commercialization of the next generation cell -based bone growth technology.

•                  Certain transaction expenses — legal costs related to the Company’s sale of its Sports Medicine business unit.

•                  Charges related to U.S. Government resolutions — charges, certain legal expenses, and respective tax benefits associated with: finalizing definitive agreements to resolve the U.S. Government investigation of the Company’s bone growth stimulation business, including resolution of a related civil matter; and reaching an agreement in principle with the DOJ to settle violations of the FCPA matter at the Company’s former orthopedic distribution entity in Mexico, including charges related to a potential civil resolution.

Adjusted EPS from Continuing Operations Reconciling Items

Note:  The reconciling items were tax effected in the current period at the prevailing rate within the respective jurisdictions.

•                  Strategic investment — costs related to the Company’s strategic investment with MTF in the development and commercialization of the next generation cell -based bone growth technology.

•                  Certain transaction expenses — professional fees related to the Company’s sale of its Sports Medicine business unit.

•                  Accelerated write down of debt issuance costs — accelerated amortization of debt issuance costs that the Company paid upon entering into the credit agreement with its lenders in August 2010 as a result of repayment of the Company’s term loan from net proceeds from its Sports Medicine transaction.

•                  Foreign exchange loss (income) — due to translation adjustments resulting from the weakening or strengthening of the U.S. Dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and third party trade accounts receivables and payables that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

Adjusted Consolidated EBITDA

	Q1 2012	TTM 3/31/12
	($000’s)	($000’s)
Net Income	$12,016	$46,744

Depreciation and amortization	5,667	23,104
Interest expense	2,052	8,304
Tax expense	7,057	22,583
Share-based compensation	1,480	6,619
Other non-cash items	875	8,792

Adjusted Consolidated EBITDA	$29,147	$116,146

NOTE:  Adjusted Consolidated EBITDA is computed pursuant to the definition of “Consolidated EBITDA” contained in the Company’s credit agreement, dated August 30, 2010, as amended on May 4, 2011.  The credit agreement was filed as Exhibit 10.1 to Company’s current report on Form 8-K filed on August 31, 2010 and the amendment was filed on Form 8-K on May 5, 2011.  These documents can be found at the SEC’s website at www.SEC.gov.

Adjusted Consolidated EBITDA

•                  Depreciation and amortization — non-cash depreciation and amortization expenses.

•                  Interest expense — interest expense related to outstanding debt.

•                  Tax expense — income tax expenses incurred by the Company.

•                  Share-based compensation — non-cash equity compensation expenses.

•                  Other non-cash items — certain non-cash charges (credits) including foreign exchange gains and losses and the amortization of debt issuance costs.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. In recent years, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company’s business units. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business units for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows.  Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company’s performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company’s overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company’s ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.

Orthofix International N.V.

Mark Quick, 214-937-2924

Director of Investor Relations and Business Development

markquick@orthofix.com

Source:  Orthofix International N.V.